UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2015

Victory Energy Corporation
(Exact name of registrant as specified in its charter)

Nevada	2-76219-NY	87-0564462
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3355 Bee Caves Road, Suite 608 Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

(512) 347-7300
(Registrant’s telephone number, including area code)

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.          Entry into a Material Definitive Agreement.

On August 26, 2015, (the "Effective Date"), Aurora Energy Partners ("Aurora"), a partnership of which Victory Energy Corporation (the "Company") is the managing partner and owner of 50% of the outstanding partnership interests, completed the necessary steps to place into effect an executed Replacement Forbearance Agreement dated as of August 21, 2015 (the “Forbearance Agreement”) to the Credit Agreement, dated as of February 20, 2014 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and between Aurora and Texas Capital Bank, National Association (the “Lender”). Loans made to Aurora under the Credit Agreement are fully guaranteed by the Company and Navitus Energy Group (“Navitus” and collectively with the Company, the “Guarantors”). Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Credit Agreement.
Pursuant to the Forbearance Agreement, the Lender has agreed to forbear from exercising any of its rights and remedies under the Credit Agreement beginning as of the Effective Date (as defined below) until August 31, 2015 (the “Forbearance Period”) with respect to the following existing events of default under the Credit Agreement (collectively, the “Existing Events of Default”): (i) the failure by Aurora to pay the $300,000 deficiency amount to the Lender in full as set forth in that certain deficiency notice letter from the Lender to Aurora dated as of April 13, 2015, (ii) the failure by Aurora to timely deliver the quarterly financial statements of the Company and its Subsidiaries and related Compliance Certificate for the fiscal quarter ended March 31, 2015, (iii) the failure by Aurora to maintain a ratio of EBITDAX to Cash Interest Expense of at least 3.50 to 1.00 for the Test Period ended March 31, 2015, and June 30, 2015, (iv) the failure by Aurora to maintain a Current Ratio of at least 1.00 to 1.00 for the quarter ended June 30, 2015, (v) the failure by Aurora to pay accrued interest on June 1, 2015, July 1, 2015, and August 2, 2015, and (vi) the failure by Aurora to make the payment required under Section 2.9(e) of the Credit Agreement on or before June 1, 2015, July 2, 2015, and August 1, 2015.

The Forbearance Period will end on the first to occur of the following: (i) the expiration of the Forbearance Period on August 31, 2015, (ii) a breach by Aurora or any Guarantor of any of the conditions, covenants, representations and/or warranties set forth in the Forbearance Agreement, (iii) the occurrence of any new event of default under the Credit Agreement, (iv) the occurrence or threat of the occurrence of any enforcement action against Aurora or the Guarantors by any of their creditors which, in Lender’s reasonable judgement, would materially interfere with the operation of Aurora’s or the Guarantor’s business or the Lender’s ability to collect on the obligations due under the Credit Agreement, (v) the institution of any bankruptcy proceeding relating to Aurora or any Guarantor, or (vi) the initiation by Aurora or any Guarantor of judicial, administrative or arbitration proceedings against the Lender.

The Lender’s agreement to forbear from exercising its rights and remedies as a result of the Existing Events of Default is subject to and conditioned upon the following: (i) the payment to the Lender of at least $260,000 on or before August 31, 2015 and (ii) within fifteen (15) days of August 21, 2015, the delivery of satisfactory title information with respect to the oil and gas properties acquired by the Company and operated by Penn Virginia Oil & Gas, LP in Gonzalez and Lavaca Counties, Texas, and (iii) the delivery of such other documents, instruments and certificates as reasonably requested by Lender.

The foregoing description of the Forbearance Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Forbearance Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 2.03.          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 concerning the Forbearance Agreement is hereby incorporated into this Item 2.03 by reference.

ITEM 9.01.          Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1**
Replacement Forbearance Agreement, dated as of August 21, 2015, to the Credit Agreement, dated as of February 20, 2014, by and among Aurora Energy Partners and Texas Capital Bank, National Association. Incorporated by reference to Exhibit 10.6 on Form 10-Q filed with the SEC on August 27, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 28, 2015	VICTORY ENERGY CORPORATION

	By:	/s/ Kenneth Hill
Kenneth Hill
Chief Executive Officer